Exhibit 16.1

September 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K dated September 29, 2016, and we agree with the statements set forth therein insofar as such comments relate to us.

Very truly yours,

/s/ KMJ Corbin & Company LLP

     KMJ Corbin & Company LLP